Ex-Filing Fees
CALCULATION OF FILING FEE TABLES
F-3
Barclays Bank PLC
Table 1: Newly Registered and Carry Forward Securities
Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly-Registered Securities
Fees to be Paid	Debt	Global Medium-Term Notes, Series A	(1)	457(r)	1	$1,000.00	$1,000.00	0.000087	$0.09
Total Offering Amounts							$1,000.00		$0.09
Total Fees Previously Paid									$0.00
Total Fee Offsets									$0.00
Net Fee Due									$0.09

Offering Note(s)
(1)The filing fee paid with this filing pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), was originally deferred in accordance with Rule 456(b) under the Securities Act. The prospectus relates to an increase in the notional amount of the related securities. Filing fees relating to the original amount were paid previously.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,000.00. The prospectus is a final prospectus for the related offering(s).